NORDICUS

Valuation of BIO-CONVERT's QR-02

As of June 30, 2025

Bio Convert

STANTON PARK ADVISORS

BUSINESS VALUATION REPORT

This valuation report is based on factual information. It is necessary for the business appraiser to determine the proper amount of information necessary to completely perform the valuation engagement. Assumptions and limiting conditions are provided in Appendix A.

The specific valuation methods used in the determination of value were based upon the performance of investigative procedures that we considered necessary under the circumstances. These procedures include discussions with Company management regarding the history of the business, as well as detailed discussions of the Company's recent financial performance and operations; its expected future performance; and other factors we considered relevant.

Both internal and external factors influencing the value of the Company were reviewed, analyzed, and interpreted. Internal factors included the Company's financial position, results of operations, and the size and marketability of the interest being valued. External factors included – among other things – the status of the industry and the position of the Company relative to the industry. The business appraiser must obtain sufficient data about the Company's industry and economic environment, as well as Company specific data to make a determination of value.

Stanton Park Advisors has relied on the Company's financial statements as being accurate and a fair representation of the financial status and operations of the Company. We have not applied any independent investigative procedures to assure their accuracy. Rather, we have relied upon management's representation that this financial information, as well as other information and documentation, provided to us by them or their agents is true and correct to the best of their knowledge and belief.

A business valuation is neither a legal nor a tax opinion. Its purpose is to estimate the fair market value within the meaning of the defined Standard of Value. Stanton Park Advisors assumes no responsibility whatsoever for legal or tax matters relative to its findings. Values are stated without reference to legal or tax claims unless so noted. The Company's compliance with all applicable federal, state, and local laws and regulations is assumed in reliance on management's representation. The valuation engagement and the resulting report should not be relied upon to disclose errors, irregularities, or illegal acts, including fraud or defalcations.

Jon Taylor, Managing Partner
Stanton Park Advisors LLC
(781) 228-3523
jon@stantonparkllc.com

July 8, 2025

Henrik Rouf
Chief Executive Office
Nordicus Partners Corporation
280 S. Beverly Drive, Suite 505
Beverly Hills, CA 90212

Description of the Assignment
Stanton Park Advisors has been engaged by Nordicus Partners Corporation ("Nordicus" or the "Client")) to estimate the value of Bio-Convert A/S's lead drug candidate, QR-02, as of June 30, 2025 ("Valuation Date"). It is our understanding that this valuation will be used by Nordics for strategic planning purposes.

Description of the Company
Headquartered in Beverly Hills, California, Nordicus advises and invests in life sciences companies across the Nordic region and the United States, leveraging a diverse team of American and Nordic professionals to deliver exceptional results.

Valuation Methods and Conclusion
To determine the value of QR-02, we evaluated the three generally accepted valuation approaches—income, market, and asset—and assessed their suitability for this analysis.

Preclinical biopharmaceutical companies typically have no approved products or revenue, while incurring significant research and development expenses. As a result, traditional valuation methods are often inappropriate. To estimate the value of QR-02, we have employed a combination of valuation methodologies.

Based on the information presented in the following detailed narrative report, it is our opinion that the estimated value of QR-02 as of June 30, 2025, is **$184.0 million.**

This valuation is subject to the assumptions and limiting conditions presented in Appendix A.

Sincerely,

Jon Taylor
Managing Partner
Stanton Park Advisors LLC

Table of Contents

I. Background

Company Overview

Nordicus Partners Corporation
Nordicus is the only U.S. publicly traded business accelerator and holding company for Nordic life sciences companies. Leveraging decades of combined management experience in domestic and global corporate sectors, Nordicus excels in corporate finance activities including business and market development, growth strategies, talent acquisition, partnership building, capital raising, and facilitating company acquisitions and sales. In 2024, Nordicus acquired 100% of Orocidin A/S, a Danish preclinical-stage biotech company developing next-generation therapies for periodontitis and 100% of Bio-Convert A/S (Bio-Convert" or the "Company"), a Danish preclinical-stage biotech company dedicated to revolutionizing the treatment of oral leukoplakia.

Bio-Convert A/S
Bio-Convert is a Danish preclinical biotech company founded in 2018 by the experienced life science headhunter Mr. Christian Hill-Madsen. Originally founded as a life science management company, under the name Life Science Power House. In 2023, after partnering with renowned pharmacologist and former Senior VP at Lundbeck A/S, Allan Wehnert, the Company shifted focus to developing a groundbreaking pharmaceutical drug for oral leukoplakia ("OLK") and oral cancer prevention.

The Company's business model centers on conducting a pilot efficacy study in patients with OLK, aiming to document the effect by measuring the level of dysplasia, with the objective to cure or to significantly reduce the number of lesions.

Several patent applications have been submitted, including product patent, to treat OLK-patients with QR-02. Bio-Convert collaborates with leading domestic and international experts across various aspects of drug development, reinforcing the company's commitment to creating the top medical treatment for oral leukoplakia patients worldwide.

Key challenges in OLK treatment include:

1. No approved therapies currently exist for OLK.
2. Surgery is the primary alternative, often associated with significant morbidity.
3. Untreated OLK can progress to oral cancer.

The Company seeks to address these challenges with its lead candidate, QR-02. Key advantages include:

- First-mover status in developing the only approved drug for OLK.
- A novel medical approach for managing dysplasia.
- Potential to treat mild oral cancer and support surgical outcomes.
- Localized treatment targets lesions and underlying disease.
- Global patent protection through 2042, ensuring strong market exclusivity and revenue potential.

With the rise of oral cancer rise, there is an increasing need for more effective diagnostic and therapeutic options. QR-02 represents a meaningful advancement in addressing this urgent clinical need.

QR-02
QR-02 is a novel mucoadhesive oral formulation designed to adhere to the oral cavity for 12–24 hours—a significant improvement over existing treatments—enhancing both drug efficacy and patient outcomes.

The formulation features a proprietary mechanism that transitions from a fluid to a semi-solid gel upon contact with the oral mucosa. This transformation forms a bioadhesive crystalline matrix, enabling the slow, localized release of the active peptide and ensuring sustained therapeutic efficacy over time.

QR-02 is intended to treat oral leukoplakia by reducing dysplasia levels and potentially providing a curative solution—an advancement that would represent a major breakthrough in oral medicine. Early intervention with QR-02 may also deliver broader health benefits for patients experiencing related symptoms.

Bio-Convert has received positive and constructive scientific advice from the Danish Medicines Agency (DKMA) regarding QR-02 as a treatment for oral leukoplakia. DKMA's feedback paves the way toward a First in Human trial, with a high likelihood of animal studies rendered dispensable for the proposed formulation and route of application.

Leadership and Expertise
Mr. Wehnert has over 25 years of experience at Lundbeck A/S, where he led the development of eight new chemical entities to FDA and EMA approval. In addition, he has overseen more than 200 due diligence evaluations and played a central role in numerous licensing and acquisition deals. Together with the rest of the Bio-Convert team, including both domestic and international experts, Mr. Wehnert continues to drive the Company's mission forward.

Mr. Wehnert envisions a world in which every disease has an effective treatment and is deeply committed to combating oral cancer—both directly and through preventive strategies that reduce the incidence of the disease.

His research identified oral leukoplakia as a critical early marker for patients at heightened risk of developing oral cancer. This insight sharpened his focus on early intervention. By targeting oral leukoplakia, Bio-Convert's drug has the potential to deliver meaningful health benefits.

This research led to the development of QR-02—a novel, proprietary mucoadhesive oral formulation designed to reduce dysplasia and potentially provide curative treatment for oral leukoplakia.

Company's R&D Pipeline


Clinical Development
Product
Disease Area
Pre-Clinical Development
Pilot Efficacy Study
Confirmatory Phase II Study
QR-02
Oral Leukoplakia
Q4 2025
Q3 2027
Q4 2028
Bio-Convert expects to complete CMC development in Q4 2025
Bio-Convert expects to complete the confirmatory Phase II study in Q4 2028
Q2 2025
CMC development
CMC development
Q4 2025
Q4 2025
Initiate pilot efficacy study
Initiate Phase II confirmatory clinical trials
Q3 2027
Bio-Convert has by the Danish Medicine Agency received exemption from conducting additional animal toxicity study
Bio-Convert expects to complete the pilot efficacy study in Q1 2027

Funding

The Company has commitments from its current shareholders to continue funding the company through the completion of Phase 1. The latest capital raise was conducted by existing shareholders at a price of DKK 1,200 per share.

Bio-Convert is now funded through its parent company, Nordicus Partners Corporation, on an ongoing basis.

II. Management Team



Allan Wehnert
CEO & Founder



Peter Severing
Chairman

Mr. Wehnert brings more than three decades of experience in the pharmaceutical sector, with a focus on the discovery and development of new molecules for central nervous system disorders. As a trained pharmacologist, he has published 25 scientific papers in leading international journals. In his previous role as Senior Vice President for Research and Development at Initiator Pharma, he also advises private equity syndicates and is the owner of Decision Insights.

Allan worked at Lundbeck A/S for 25 years, during which he served as Senior Vice President and was responsible for advancing drug candidates from pre-clinical phases through to NDA and EMA approval. Allan led drug development of eight new chemical entities to FDA and EMA. In addition, Allan has performed more than 200 due diligence evaluations and has played a key role in license and acquisition deals.

Mr. Severin contributes more than 25 years of life sciences and sales expertise to Bio-Convert's Board. He is currently the Founder and CEO of Severin Partners, a consulting firm specializing in sales and communications for the healthcare sector. Additionally, Mr. Severin serves as Chairman of the U.S.-based Life Sciences holding company, Nordicus Partners corporation.

Prior to establishing Severin Partners, Peter held leadership roles as Head of Sales at Novartis AG, and as Sales Manager at both AstraZeneca Pharmaceuticals and GSK Plc (formerly GlaxoSmithKline Plc).



Henrik Rouf
Member

Mr. Rouf brings three decades of global finance market experience, having worked as an international financier, merchant banker, and fund manager. He provides advisory and financial services to companies across a broad spectrum of industries, including software, semiconductors, blockchain, healthcare, medical devices, biotechnology, restaurant chains, apparel, cannabis, clean tech, and advertising.

Since 2004, Mr. Rouf has served as President of PacificWave Partners Inc., a California-based merchant bank. He is also currently the CEO of the U.S.-based Life Sciences holding company, Nordicus Partners Corporation. With more than 30 years of professional activity in the United States, Mr. Rouf has cultivated an extensive network and strong connections, particularly in the U.S., as well as in Europe and Asia.



Christian Hill-Madsen
Member

Christian Hill-Madsen brings over 25 years of experience in Life Sciences recruitment. His career as a headhunter, dedicated to the Life Sciences sector, has honed his ability to identify top talent, build strong teams, and improve organizational structures. This expertise plays a key role in ensuring that the companies under his operational and strategic oversight are well-positioned to enhance operational efficiency, elevate business performance, and have the right talent in place to support growth and innovation.

His ability to align human capital with business objectives positions the companies he oversees to achieve their goals and build a strong foundation for long-term success.

Christian is also the founder and CEO of the Life Sciences headhunting firm, Hill-Consult, as well as holding positions as COO at the biotech companies Orocidin A/S, Bio-Convert A/S and NEUROINNOVATECH ApS. Christian has previously served as the Chairman at U.S. based Life Sciences holding company, NORDICUS Partners Corporation.

III. Oral Leukoplakia Overview and Analysis

Definition

Oral leukoplakia is a predominantly white patch or plaque in the oral mucosa that cannot be classified as any other definable lesion or disease (Van der Waal et al. 176). It is considered a potentially malignant disorder, meaning it has an increased risk of developing into oral cancer, though not all cases progress to malignancy ("Oral Leukoplakia"). The condition is usually painless and most often linked to tobacco use, but may also result from other irritants or unknown causes ("Leukoplakia: Causes, Symptoms & Treatment"). Diagnosis is typically made by exclusion, after ruling out other causes of oral white lesions ("Leukoplakia").

The transformation rate (malignant transformation rate) of oral leukoplakia (OL or OLK) refers to the percentage of cases in which leukoplakia progresses to oral cancer. Recent systematic reviews and meta-analyses indicate that the overall malignant transformation rate of oral leukoplakia is typically around 7.2% (with a 95% confidence interval of 5.4% to 9.1%) based on studies from the past 20 years (Guan et al. 691; "Oral leukoplakia – malignant transformation rate"). However, reported rates in the literature can vary widely, from as low as 0.13% up to 34%, depending on factors such as lesion type, location, and degree of dysplasia (Guan et al. 691; "Oral leukoplakia – malignant transformation rate"). Lesions with dysplasia, especially verrucous or nonhomogeneous types, and those located on the tongue or in multifocal sites, have higher transformation risks (Guan et al. 692).

Types Of Oral Leukoplakia

Oral leukoplakia is clinically classified into two main types: homogeneous (1) and non-homogeneous (2) (also referred to as heterogeneous) leukoplakia (Van der Waal and Schepman 2; Brigham and Women's Hospital 1; BMJ Best Practice).

1. Homogeneous leukoplakia appears as a uniform, flat white patch with a smooth or wrinkled surface and is generally less likely to develop into cancer compared to other forms (Brigham and Women's Hospital 1; Van der Waal and Schepman 2). This type is often associated with tobacco use but can also occur without a clear cause (BMJ Best Practice).

2. Non-homogeneous leukoplakia is a clinically significant variant of oral leukoplakia distinguished by its irregular appearance and notably higher risk for malignant transformation compared to homogeneous leukoplakia ("Leukoplakia: Causes, Symptoms & Treatment"; "Oral Leukoplakia - StatPearls"). This type is characterized by lesions that are not uniform in color or texture, often presenting as mixed white and red patches—sometimes referred to as erythroleukoplakia or speckled leukoplakia—or as nodular, exophytic, or verrucous (wart-like) surfaces (Van der Waal et al.; "Oral Leukoplakia" [Brigham and Women's Hospital]). The irregularity of these lesions is a key feature that helps clinicians identify them as potentially more dangerous, given their increased association with precancerous changes and progression to oral squamous cell carcinoma ("Oral Leukoplakia - StatPearls"; "Leukoplakia: Causes, Symptoms & Treatment").

Clinical Features and Subtypes
Non-homogeneous leukoplakia can be subdivided into several clinical forms:

1. Erythroleukoplakia (Speckled Leukoplakia): Lesions that combine white and red areas, often with a "speckled" appearance.
2. Nodular Leukoplakia: Lesions with raised, bumpy, or nodular surfaces.
3. Verrucous Leukoplakia: Thick, white, papillary lesions with a rough, wart-like texture.

4. A particularly aggressive and rare subtype is proliferative verrucous leukoplakia (PVL), which is often multifocal, progressive, and resistant to treatment, with a very high risk of malignant transformation. PVL is more common in older women and tends to involve multiple sites within the oral cavity, making it challenging to manage (Van der Waal et al.; "Oral Leukoplakia" [Brigham and Women's Hospital]).

Risk Factors and Malignant Potential

Non-homogeneous leukoplakia is considered a high-risk oral potentially malignant disorder. Studies indicate that non-homogeneous leukoplakia is up to seven times more likely to progress to oral cancer than homogeneous leukoplakia ("Oral Leukoplakia - StatPearls"; "Leukoplakia: Causes, Symptoms & Treatment"). The risk is particularly elevated for lesions with mixed red and white areas (erythroleukoplakia), and for verrucous or nodular types. The presence of epithelial dysplasia—especially moderate to severe dysplasia—further increases the risk of malignant transformation ("Oral Leukoplakia" [Brigham and Women's Hospital]; Van der Waal et al.).

Diagnosis and Management

Diagnosis of non-homogeneous leukoplakia requires a thorough clinical examination and biopsy, as the visual appearance alone cannot reliably predict the presence of dysplasia or early cancer ("Leukoplakia: Causes, Symptoms & Treatment"; Van der Waal et al.). Biopsy is essential to assess the degree of dysplasia and to guide management, which may include surgical removal, close monitoring, and risk factor modification (e.g., cessation of tobacco and alcohol use). Due to the high risk of progression, patients with non-homogeneous leukoplakia require regular follow-up and surveillance ("Oral Leukoplakia" [Brigham and Women's Hospital]; "Leukoplakia: Causes, Symptoms & Treatment").

Summary Table:

Feature	Description
Appearance:	Irregular, mixed white and red nodular, or verrucous
Subtypes:	Erythroleukoplakia, nodular, verrucous, proliferative, verrocuous leukoplakia
Malignant Potential:	High (up to 7x higher risk than homogeneous leukoplakia)
Risk Factors:	Tobacco, alcohol, age, female (for PVL)
Management:	Biopsy, surgical removal, surveillance, risk factor modification

PREVALENCE OF ORAL CANCER

Oral cancer is a major health concern both in the United States and globally. In the U.S., the American Cancer Society projects approximately 59,660 new cases of oral cavity and oropharyngeal cancer for the year 2025, with an expected 12,770 deaths from these cancers ("Key Statistics for Oral Cavity and Oropharyngeal Cancers"; "Cancer Facts & Figures 2025"). The new case rate (incidence) is about 11.6 per 100,000 people per year (age-adjusted, based on 2018–2022 data), while the death rate is 2.7 per 100,000 per year ("Cancer Stat Facts: Oral Cavity and Pharynx Cancer").

When considering prevalence—the total number of people living with oral cancer—there were an estimated 452,075 individuals living with oral cavity and pharynx cancer in the United States as of 2022 ("Cancer Stat Facts: Oral Cavity and Pharynx Cancer"). This means oral cancer accounts for about 2.9% of all new cancer cases and is the ninth most common cancer overall in the country ("Cancer Stat Facts: Oral Cavity and Pharynx Cancer").

Oral cancer is more than twice as common in men as in women, and the average age at diagnosis is 64 years, with about 20% of cases occurring in people younger than 55 ("Key Statistics for Oral Cavity and Oropharyngeal Cancers"). The most commonly affected sites include the tongue, tonsils, oropharynx, gums, and floor of the mouth ("Key Statistics for Oral Cavity and Oropharyngeal Cancers").

Based on Geographic Location

The prevalence of oral cancer varies significantly across different geographic locations, with marked differences in both the number of cases and incidence rates worldwide ("Mouth and oral cancer statistics"). In 2022, there were 389,846 new cases of mouth and oral cancer globally, but these cases were not evenly distributed ("Mouth and oral cancer statistics"). India, China, and the United States reported the highest absolute numbers of new cases, with India leading at 143,759 cases, followed by China with 37,208, and the US with 27,750 ("Mouth and oral cancer statistics"; Bai et al.). However, when adjusted for population size using age-standardized rates (ASR), countries such as Papua New Guinea (ASR 17.5), Bangladesh (ASR 10.3), India (ASR 9.9), Pakistan (ASR 9.2), and Sri Lanka (ASR 8.1) have the highest incidence rates for both sexes combined ("Mouth and oral cancer statistics"; Bai et al.).

Oral cancer is the 12th most common cancer in men worldwide and the 18th most common in women ("Mouth and oral cancer statistics"). In southern Asia and the Pacific Islands, oral cancer is especially prevalent, with India and Sri Lanka reporting oral cancer as the foremost cause of cancer-related mortality among men ("Mouth and oral cancer statistics"; Bai et al.). For example, in India, the ASR for men is 14.7 per 100,000, and in Bangladesh and Pakistan, rates for men are also notably high at 13.6 and 12.1 per 100,000, respectively ("Mouth and oral cancer statistics"; Bai et al.).

In the United States, the ASR for oral cancer is 4.6 per 100,000 for both sexes, 6.6 per 100,000 for men, and 2.7 per 100,000 for women ("Cancer Facts & Figures 2025"). In Europe, France (metropolitan) stands out with an ASR of 5.6 per 100,000 ("Mouth and oral cancer statistics"). In Asia, countries like Japan and Indonesia have lower ASRs compared to South Asia, with rates of 3.1 and 2.2 per 100,000, respectively ("Mouth and oral cancer statistics"; Bai et al.).

Summary Table:

Country/Region	New Cases (2022)	ASR per 100,000 (both genders)
Papa New Guinea	1,1152	17.5
Bangladesh	16,083	10.3
India	143,759	9.9
Pakistan	15,915	9.2
Sri Lanka	2,556	8.1
France (metropolitan)	7,195	5.6
United States	27,750	4.6
Japan	11,088	3.1
Indonesia	6,515	2.2

TREATMENT APPROACHES AND OUTCOMES

Treatment Strategies

- Surveillance: Regular follow-up is a cornerstone of oral leukoplakia (OL) management, enabling early detection of malignant transformation. Studies show that patients under regular clinical follow-up have earlier detection of malignancy, with smaller tumor sizes at diagnosis compared to those lost to follow-up ("Oral Leukoplakia - StatPearls"; Najim et al.).
- Surgical Excision and Laser Surgery: Surgical removal and laser ablation are common treatment options. These interventions aim to eliminate dysplastic or potentially malignant tissue, but recurrence rates remain high, sometimes exceeding 30% ("Oral Leukoplakia - StatPearls"; "Clinical Management Update of Oral Leukoplakia: A Review From ..." [Wiley]).
- Chemoprevention: Local and systemic chemopreventive agents are used, though evidence for their effectiveness is still evolving. Antioxidants like lycopene have shown promise in reducing lesion size, both orally and topically ("Antioxidants for the management of oral leukoplakia: A systematic ...").
- Immunotherapy: Emerging therapies, such as nivolumab, are being investigated for high-risk oral leukoplakia, with early clinical trials demonstrating potential for non-invasive treatment of extensive or multifocal disease ("Exploring the causes of failures in oral leukoplakia clinical trials.").

Key Statistics and Data

- Malignant Transformation Rate: The risk of oral leukoplakia progressing to invasive cancer varies widely, but most studies report a transformation rate between 1% and 9% of patients. However, the presence and severity of dysplasia significantly increase this risk:
  - Mild epithelial dysplasia: 11.9–18.1%
  - Moderate epithelial dysplasia: 8.7–17.9%
  - Severe epithelial dysplasia: 32.2–60% ("Oral Leukoplakia - StatPearls"; "Clinical Management Update of Oral Leukoplakia: A Review From ..." [Wiley]).
- Follow-up and Early Detection: A study with 222 patients found that malignant transformation occurred in 45 (20%) patients over a median follow-up of 64 months. Regular follow-up led to earlier detection and smaller tumor sizes at diagnosis (Najim et al.).
- Recurrence Rates: Despite surgical or laser treatment, recurrence rates are high, with no standardized management protocol currently available ("Oral Leukoplakia - StatPearls"; "Clinical Management Update of Oral Leukoplakia: A Review From ..." [Wiley]).
- Prevalence of Oral Leukoplakia: Oral leukoplakia is the most common oral potentially malignant disorder, affecting up to 4–5% of the population ("Oral Leukoplakia - StatPearls").

IV. MARKET ANALYSIS

ESTIMATED MARKET SIZE FOR ORAL LEUKOPLAKIA

There is no specific market size data available for malignant oral leukoplakia alone in major industry reports, as market analyses typically focus on broader categories such as "oral cancer" or "oral potentially malignant disorders" (OPMD), which include oral leukoplakia among other conditions ("Oral Cancer Therapeutics Market Size, Share & Trends Analysis Report"; "Oral Cancer Drugs Market Size, Share, and Industry Analysis"). However, the following data provides context for the market landscape relevant to malignant oral leukoplakia:

- Oral Cancer Treatment Market: The global oral cancer treatment market was valued at USD 1.93 billion in 2023 and is projected to grow steadily in the coming years ("Oral Cancer Therapeutics Market Size, Share & Trends Analysis Report").
- Oral Cancer Therapeutics Market: The global oral cancer therapeutics market is estimated to grow by USD 1.61 billion from 2024 to 2028, with a compound annual growth rate (CAGR) of 10.03% ("Oral Cancer Therapeutics Market Size, Share & Trends Analysis Report").
- Lip and Oral Cavity Cancer Market: The market for lip and oral cavity cancer is expected to reach USD 5.5 billion by 2035 in the seven major markets (United States, Germany, France, UK, Italy, Spain, Japan) ("Lip and Oral Cavity Cancer Market Forecast 2035").

Global Oncology Drug Market Forecast

Most sources provide market forecasts for varying time frames. To enable a direct comparison of projected market sizes, forecasts that originally ended before 2034 have been extended to that year using available data and growth rates. Based on these adjusted projections, the global oncology drug market is anticipated to reach a value between USD 366.2 billion and USD 866.1 billion by 2034.

Table:

Reference	Forecast Period	Base Year, $Bn	Forecast Year (Beginning), $Bn	CAGR%	Forecast Year (End), $Bn
ResearchAndMarkets.com (2025)	2024-2034	320.3	866.1	10.8	866.1
Precedence Research (2024)	2024-2034	172.39	507.68	11.41	507.68
Market.us Media (2025)	2023-2033	201.5	548.7	10.5	602.5*
SNS Insider (2025)	2023-2032	202.3	530.39	11.34	589.2*
Nova One Advisor (2024)	2025-2034	192.63	366.24	7.4	366.24
Coherent Market Insights (2024)	2024-2031	231.56	532.91	12.6	856.5*

*Values for 2034 marked with an asterisk (*) are extrapolated using the reported CAGR for direct comparison

Oral Cancer Treatment Market Forecast

The same methodology used above was applied to estimate the market for the global oncology drug market for oral cancer.

Table:

Reference	Forecast Period	Base Year, $Bn	Forecast Year (Beginning) , $Bn	CAGR%	Forecast Year (End), $Bn
Data Bridge Market Research (2023)	2023-2030	1.81	2.73	5.3	2.73 (2030)
Allied Market Research (2023)	2020-2030	1.7	2.7	4.8	2.7 (2030)
IMARC Group (2024)	20024-2033	2.0	3.1	4.86	3.1 (2033)
Open PR (2025)	2024-2034	2.04	4.1	7.4	4.1 (2034)
Verified Market Research (2024, Diagnostics)	2023-2031	0.139	7.8	247.38	7.81 (2031)

Global Oncology Market Share by Region in 2024



Market Share
45%
25%
15%
7%
5%
3%
North America
Asia Pacific
Europe
Middle East
South America
Africa

Source:

- ResearchAndMarkets.com. "*Oncology Market Global Report 2025: Industry Trends, Key Growth Drivers, Challenges, Future Opportunities, and Regulatory Landscape.*" GlobeNewswire, 4 June 2025.

Global Oral Cancer Drug Market Share by Region for 2024


Market Share
38%
28%
22%
7%
5%
North America
Europe
Asia Pacific
Latin America
Middle East & Africa

Sources:

- Allied Market Research. "Oral Cancer Treatment Market Statistics Analysis |Forecast -2030." 21 Apr. 2025.
- IMARC Group. "Oral Cancer Treatment Market Size, Trends | Forecast 2033." 18 July 2024.
- Research Nester. "Oral Cancer Treatment Market Size - Forecast Report 2037." 10 Jan. 2025.
- Data Insights Market. "Oral Cancer Therapy Market Analysis 2025 and Forecasts 2033." 4 July 2024.

Summary

If successful, QR-02 would represent a major breakthrough in oral medicine, offering the first and only medical treatment option for millions of patients. The company would gain a first-mover advantage and establish itself as the market leader with a significant share.

Similarly, QR-02 has the potential to become a market leader and capture a substantial share. Based on our market analysis, we estimate QR-02 could secure between 10.0% and 30.0% of the oral leukoplakia market.

However, Management's expectation is that a market share of 2.5% is a realistic target.

THE DRUG DEVELOPMENT PROCESS

According to an article from Biotility, drug development has become significantly more complex over the past four decades. This rigorous process includes extensive preclinical research, submission of an Investigational New Drug (IND) application, and comprehensive clinical testing before seeking marketing approval from the FDA. After careful review of New Drug Applications (NDAs) or Biologics License Applications (BLAs), approved treatments undergo mandatory post-marketing studies to monitor their safety and effectiveness. The ultimate goal of this multi-stage system is to deliver safer and more effective treatments to patients as quickly as possible, following thorough scientific and medical evaluation.

In the United States, this process consists of five critical steps, as illustrated in the accompanying diagram and text. BIO-CONVERT has filed its patent application and is currently in the preclinical phase.


Early Drug DIscovery
• Target Identification & Validation
• Hit Discovery
• Assay Development & Screening'High Throughput Screening
• Hit to Lead
• Lead Optimization
Preclinical Studies
• In Vivo, In Vitero & Ex Vivi Assays
• ADME
• Proof of Concept
• Drug Delivery
• Formulation Optimization & Bioavailability
• Dose Range Finding
• IND-enabling Studies
• IND Application
Clinical Development
• Phase I - Health Volunteer Study
• Phas II and Phase III - Studies in Patient Population
• Dose Escalation, Single Ascending & Multiple Dose Studies
• Safety and Efficacy
• Pharmacokinetic Analysis
• Bioanalytical Method Development and Validation
FDA Review
• NDA / ANDA / BLA Application
• FDA Approval
• Drug Registration
Post-Market Monitoring
• FDA Adverse Event Reporting Sysstem (FAERS)

The entire development cycle of new drugs, including biotechnology-based products, takes an average of 10 to 12 years. This process involves experimental drug traveling from the lab to US patients and then undergoing post market testing. Only five of every 5,000 compounds evaluated during the discovery and preclinical testing phase enter the three clinical trial stages. Only one of these five is approved by the FDA on average

Trends in the Life Sciences Industry

According to J.P. Morgan's annual outlooks and recent industry insights, 2021 and 2022 were exceptional years for dealmaking in the life sciences sector, with biopharma therapeutics and discovery platform companies leading both licensing agreements and venture capital attraction. Biopharma venture investment surged to $39 billion in 2021, up significantly from $26 billion in 2020, highlighting strong investor confidence and substantial financial support for innovation. Meanwhile, the medtech segment—especially diagnostics and digital health therapeutics—also saw increased venture capital funding and strategic partnerships.

M&A activity remains robust, driven by the need to mitigate looming patent cliffs and gain access to innovative assets and technologies. Nearly 77% of surveyed executives expect M&A activity to rise in 2025. Big pharma's strategic interests remain a key focus for business developers. By development stage, large-cap biopharma companies (with market caps over $50 billion) have been engaging earlier in transactions, in-licensing 109 deals in Phase III and earlier stages year-to-date. Notably, 72% of these in-licensing partnerships within large-cap biopharma are for discovery platforms.


In-Licensing by Large-Cap Biopharma ($50B+): Share of R&D Partnerships by Stage at Signing
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
Phase III
Phase II
Phase I
Preclinical
Platform

Phase I and earlier-staged biopharma companies continued to see larger ventures round averages. Platform and discovery-stage biopharma companies are seeing an average round of $68 million. Year-over-year growth in preclinical averages to $59 million and Phase I venture rounds to $80 million.


$120
$100
$80
$60
$40
$20
$0
Platform
Preclinical
Phase I
Phase II
Phase III
2016
2017
2018
2019
2020
2021
2016
2021
2016
2021
2016
2021
2016
2021

Preclinical Stocks Dropping in Value in Recent Months


Average Enterprise Value of a Biotech Listed on U.S. Exchanges by Stage of Development, Dec 31 2021 to Feb 21, 2025 ($ Millions)
Dec 31, 2021
Sep 30, 2024
Dec 31, 2024
Jan 25, 2025
Feb 7, 2025
Feb 21, 2025
Preclinical (N=76)
Phase 1 (N=117)
Phase 2 (N=141)
Phase 3 (N=23)
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$-
The average EV of a preclinical biotech has gone from $162mm last September to $105mm at the start of 2025 to only $77mm last week.
$511
$162
$105
$90
$91
$77
$435
$460
$244
$252
$249
$249
$751
$493
$498
$498
$492
$492
$1,363
$1,026
$701
$763
$705
$710
Stage of Development

Source: S&P CapitalIQ and Stifel Analysis.

As shown above, the enterprise value of publicly traded preclinical companies was approximately $511 million on December 31, 2021; $162 million on September 30, 2024; $105 million on December 31, 2024; $90 million on January 25, 2025; $91 million on February 7, 2025; and $77 million on February 21, 2025.

V. VALUATION APPROACHES & METHODOLOGIES

VALUATION METHODS

Valuing preclinical biopharmaceutical companies is inherently challenging due to the absence of revenues, the long timeline to potential commercialization, high levels of uncertainty with binary outcomes, and a heavy reliance on intellectual property and scientific data. As a result, appraisers typically employ a combination of specialized methods, including decision tree analysis, risk-adjusted net present value ("rNPV"), the venture capital method, the real options method, and comparable company or transaction analysis.

rNPV Method
Like the standard discounted cash flow (DCF) method, the risk-adjusted net present value (rNPV) approach projects a drug's future revenues and operating costs and calculates its present value as the sum of discounted future cash flows. These cash flows are discounted using a cost of capital that reflects only the asset's systematic risk (i.e., its beta), in line with the Capital Asset Pricing Model (CAPM), which accounts for the portion of risk that cannot be diversified away.

However, unlike the traditional DCF approach, the rNPV method explicitly incorporates the regulatory and development risks unique to the biopharmaceutical industry—risks that are not market-related. It does so by:

1. Multiplying each phase-specific R&D cost by the probability of the drug reaching that phase, and
2. Discounting the drug's expected post-commercialization cash flows by the probability of regulatory approval.

By integrating these stage-specific risks, the rNPV method offers a more realistic and tailored valuation of biotech assets, particularly in the preclinical and clinical development stages, where uncertainty is highest.

Venture Capital Method
The VC method is commonly used to value early-stage biotech companies, especially those still in the R&D phase with no revenues or profits. Traditional valuation methods—such as discounted cash flow or earnings multiples—are often ineffective in these cases. Instead, the VC method takes a reverse-engineering approach: it starts by estimating the company's potential exit value (e.g., through an IPO or acquisition) and then works backward to determine its current value. The key steps include:

1. Estimate Future Exit Value – Based on what similar successful companies sold for.
2. Set Target Return – Reflects the high risk of early biotech investment.
3. Work Backward – Divide the future value by the target return to get today's value.
4. Calculate Ownership – Determine how much of the company the investor should get based on their investment.

Option Pricing Models
Option pricing models are mathematical frameworks used to estimate the theoretical fair value of an option contract. These models consider various factors like the underlying asset's price, strike price, time to expiration, interest rates, and volatility to determine a predicted value. Two common models are the Black-Scholes model and the Binomial Pricing Model.

Valuation Methodologies Used
We have relied on the combination of the decision tree and rNPV analysis.

The most common method for valuing biotech companies is the decision tree model, particularly for firms with a single drug in the FDA pipeline. Developed by Aswath Damodaran, this approach structures the drug approval process into distinct stages—from preclinical trials to FDA approval—and assigns probabilities of success or failure at each phase. For example, in Phase I, the probability of success might be 70%, with a 30% risk of failure. The tree builds up until Phase III and then finally launch.

Sample Decision Tree – Aswath Damodaran


Develop
$887.05
$573.71
Types 1 & 2
Succeed
75%
Abandon
-$366.30
10%
Fail
25%
-$366.30
Develop
-$97.43
-$143.69
Type 2
Succeed
80%
Abandon
-$328.74
$93.37
Succeed
70%
10%
Fail
20%
-$328.74
Develop
$585.62
$402.75
Type 1
Succeed
80%
Abandon
-$328.74
$50.36
Test
30%
Fail
20%
-$328.74
Fail
50%
-$140.91
Fail
30%
-$50
Abandon

Figure 8: A Decision Tree Valuation of a Pharmaceutical Company with One Drug in the FDA Pipeline

Revenue Calculation

In this section, we estimate the drug's projected revenue ten years from the Valuation Date using a bottom-up market sizing approach. This method begins with the target patient population and calculates the total market size by evaluating the number of patients, treatment adoption rates, and the price per patient.

The model assumes the drug successfully completes all clinical trials and becomes commercially available in nine years. Revenue was estimated based on the following assumptions:

- The global population of 8.2 billion (World Bank, 2024) was adjusted to reflect the addressable patient population by excluding low and lower-middle-income countries ("LLMICs"), which account for approximately 66.0% of the total.
- A prevalence rate of 1.3% for oral leukoplakia was applied.
- The resulting estimated global patient population is approximately 37.3 million.
- A market share of 2.5% was assumed for QR-02, corresponding to an estimated 932,757 million treated patients.
- A daily treatment price of USD 35 per patient was used.

Since we are using the rNPV method, we applied a probability of success (PoS) factor of 25.0%, consistent with historical benchmarks for preclinical-stage biotech companies. The PoS—defined as the likelihood of a drug successfully progressing from preclinical development through FDA approval—typically ranges from 10.0%

to 20.0%. This adjustment accounts for the considerable technical and regulatory risks associated with early-stage drug development.

The revenue calculation for QR-02 is provided below:

Global Population 2024 (World Bank 2024)		**8,189,260,420**	A
Percent Living in LLMICs		66.0%	B
Global Population Excluding LLMICs		2,784,348,543	C = A * (1- B)
Target OLK Prevalence, %		1.3%	D
Global Estimated Patient Population		37,310,270	E = C * D
QR-02 Price, Daily, USD	$	35	F
QR-02 Price, Annually, USD	$	12,775	G = F * 365
Projected OLK Market Size 2034	$	476,638,705,299	H = E * G
Expected Market Share in Year 2034 After Phase 3			
Estimated Market Share		2.5%	I
Number of Patients		932,757	J = E * I
QR-02 Market Revenue Share in 2034	**$**	**11,915,967,632**	K = G * J

EBTIDA Calculation

We calculated an EBITDA margin of 22.8% based on our analysis of available biotech industry profitability data. Ultimately, we relied on the EBITDA margins of established publicly traded biotech companies, as the average margin across the broader biotech sector is negative.

Discount Rate

To determine the Company's value, it was first necessary to establish an appropriate discount rate. The discount rate reflects both the inherent risks and the expected return of an investment. In the context of valuation, it captures the uncertainty surrounding the realization of future cash flows and is used to calculate the present value of anticipated economic benefits.

The discount rate for QR-02 was derived from market research and industry benchmarks, as summarized below:

Category	WACC
Industry median (all biotech)	9.4%
Broad healthcare/pharma sector	8.0% – 8.4%
Early-stage (preclinical)	17.7%
Clinical-stage biotech	13.3% - 13.6%
Market-stage biotech	8.7%

Although QR-02 is currently at the preclinical stage, we have applied a probability of success factor to the projected revenue, which accounts for the risks associated with clinical development. As a result, the remaining risk is considered comparable to that of mature, market-stage companies. Since all other risks have been adjusted in the revenue projections, we used a discount rate of 8.5%, appropriate for market-stage biotech companies.

Valuation Calculation

rNPV Method		*USD*	
Projected Revenue - 2034	**$**	**11,915,967,632**	L = K
Probability of Success		25.0%	M
Probability Adjusted Revenue	$	2,978,991,908	N = L * M
Industry EBITDA Margin		22.8%	O
Projected EBITDA		678,258,551	P = N * O
Industry Depreciation % of Revenue		3.47%	Q
Projected Depreciation		(103,371,019)	R = N * Q
Projected EBIT		574,887,532	S = P + Q
Danish Corporate Tax Rate		22.0%	T
Tax		(126,475,257)	U = S * T
Projected Earnings After Tax		448,412,275	V = S + U
Projected Free Cash Flow:			
Projected Earnings After Tax		448,412,275	W = V
Industry Working Capital % of Revenue		2.18%	X
Less: Projected Working (change)		(64,942,024)	Y = N * X
Plus: Projected Depreciation		103,371,019	Z = -R
Less: Investments		-103,371,019	AA = R
Projected Free Cash Flow		383,470,251	AB = W + Y + Z + AA
WACC		8.50%	AC
Enterprise value today after calculation 9 years back and risk adjustment		184,019,580	AD = AB / (1 + AC)^9
Debt		-	
Valuation of QR-02 As of June 30, 2025	**$**	**184,019,580**	

Conclusion

As of June 30, 2025, the estimated value of QR-02, a preclinical drug, is approximately **$184.0 million**, based on a risk-adjusted net present value (rNPV) model using a decision tree framework. This valuation reflects both the potential magnitude of future cash flows and the significant technical risks that remain.

SAMPLE BIOTECH DEALS

The table below presents a sample of notable biotechnology deals completed in recent years. These transactions provide additional data points to contextualize market activity and valuation benchmarks within the biotech sector.

Sale Date	Target Business Description	Purchase Price
2/6/2025	Biotechnology Company Focused on Developing and Commercializing Innovative Aesthetic and Therapeutic Offerings	$ 824,925,716
12/14/2023	A Biotechnology Company that Develops and Commercializes Targeted Therapies to Treat Cancer	43,000,000,000
10/2/2023	Preclinical Biotechnology Company focused on Developing Targeted Oncology Therapeutics	87,953,000
8/9/2023	Biotechnology Firm Focused on Developing Human Biologics and Biological-Related Products	35,715,000
11/30/2022	Biotechnology Company that Develops Genetic Therapies for Rare and Debilitating Ophthalmic, Otologic and Central Nervous System Diseases	39,844,000
7/1/2022	Biotechnology Company Focused on Nucleotide Metabolism for Cancer Therapy	28,738,000
6/25/2021	Biotechnology Company Focused on Multi-Targeted Cancer Therapies	50,300,000
6/18/2021	Biotechnology Company that Offers Circulating Tumour DNA Analysis for Cancer Testing and Treatment	552,800,000
2/11/2019	Biotech Company Focused on Medical Cannabis Applications and Treatments for Pain Control	26,099,430
3/8/2018	Research and Development in Biotechnology for the Development, and Commercialization of Therapies for the Treatment of Hemophilia and Other Blood Disorders	11,600,000,000
11/23/2018	Biotechnology Company	81,756,000
8/5/2016	Biotechnology Company that Engages in the Development and Commercialization of Novel Biologic Products Derived from Human Placental Tissues	25,418,649
1/11/2015	Biotechnology Company, Engages in the Research, Development, and Commercialization of Therapies for the Treatment of Chronic Hepatitis B Virus Infection	381,942,000
10/30/2015	Clinical-Stage Cancer Immunotherapy Company	30,458,000
	Median:	$ 66,028,000
	Average	4,054,710,700
	Minimum	25,418,649
	Maximum	$ 43,000,000,000

II. APPENDIX A – STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING CONDITIONS

This report has been made with the following general assumptions and limiting conditions:

- No investigation has been made of and, no responsibility is assumed for the legal description or for legal matters, including title or encumbrances. Title to assets is assumed to be good and marketable unless otherwise stated. Assets are further assumed to be free and clear of any or all liens, easements or encumbrances unless otherwise stated.
- Information furnished by others, upon which all or a portion of this report is based, is believed to be reliable, but has not been verified in all cases. No warranty is given as to the accuracy of such information.
- Our work does not constitute an audit, nor have we attempted to confirm the information provided us for accuracy and completeness, except within the framework of the valuation process and we do not express an opinion or any form of assurance on them. Accordingly, our work was not conducted in accordance with generally accepted auditing standards. In addition, we have not conducted a forensic examination of the books and records of the Company. Such an examination, if conducted, might lead us to a different opinion of value.
- Public information and industry and statistical information have been obtained from sources we believe to be reliable. However, we make no representation as to the accuracy or completeness of such information and have performed no procedures to corroborate the information.
- No responsibility is taken for changes in market conditions, and no obligation is assumed to revise this report to reflect events or conditions, which occur subsequent to the date hereof.
- Responsible ownership and competent management are assumed.
- This report is for "Financial Planning Purposes" and the value arrived at herein is for your exclusive use and for the sole and specific purpose noted herein. This report and our conclusions may not be used for any other purpose or by any other party whatsoever.
- Possession of this report does not convey any right of reproduction or publication, nor may it be used by anyone other than our client and, in any event, only then in its entirety.
- Although our valuation is intended to estimate fair market value, we assume no responsibility for a seller or buyer's inability to obtain a purchase contract at that price.

III. Appendix B - Statement of Certification

I (we) certify that, to the best of my (our) knowledge and belief:

- The statements of fact contained in this report are true and correct.
- The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and is my personal, unbiased, professional analyses, opinions, and conclusions.
- I (we) have no present or prospective interest in the assets or property that is the subject of this report. Nor do I (we) have any past, present or future interest in the Company and, I (we) have no personal interest or bias with respect to the parties involved.
- My compensation and my firm's compensation are not contingent on any action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.
- Prior to the commencement of this engagement, neither the undersigned nor anyone associated with this firm had any personal knowledge or association with any owner or employee of the Company.
- This report has been made only for the purpose stated and shall not be used for any other purpose. The report, its conclusions and its contents may not be used, copied or transmitted in any form, in whole or in part, by any party without the prior written permission of Stanton Park Advisors.
- The conclusions and opinion of fair market value contained herein represents the opinion of the undersigned and are not to be construed in any way as a guarantee or warranty; either expressed or implied that the business being valued herein will actually sell for the fair market value contained herein.

IV. APPENDIX C – CURRICULUM VITAE OF VALUATOR

Jon Taylor
Managing Partner
Stanton Park Capital, LLC
jon@stantonparkllc.com
(781) 228-3523

Experience

Mr. Taylor has approximately 21 years of business valuation, merger & acquisition advisory, and capital raising experience. He has completed more than 1,000 business valuation assignments in his career with companies in virtually every industry for divorce, litigation, expert testimony, estate planning and gift tax, 409a compliance, partnership buyouts, intangible asset appraisal, purchase price allocation, bankruptcy, and income determination purposes. Jon founded Stanton Park in 2012 to provide financial advisory services to small and medium sized businesses nationwide. Prior to Stanton Park, he was a Vice President with Moss Adams Capital and Capstone Partners.

Education and Professional Credentials

Mr. Taylor has a BS in Economics with a concentration in finance and real estate from the Wharton School at the University of Pennsylvania and an MBA from the McDonough School of Business at Georgetown University. He is a Certified Valuation Analyst (CVA) with the National Association of Certified Valuators and Analysts (NACVA).

Jon is the author of *Maximize Your Multiple: The Business Owners' Guide to the Institutional Money Deal™*.

V. APPENDIX D - PRINCIPAL SOURCES OF INFORMATION

The principal sources of information used by us in valuing the Company include the following:

- Company website
- Research with respect to the selection and analysis of the financial performance of other companies in the same or similar industry
- Information and data provided by the Company
- Bio-Convert presentation final April 2025
- NORD presentation Q1 2025 Final
- Bio-Convert valuation report

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